Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Xiamen Customized Elf Technology Co., Ltd.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration	Carry Forward	Carry Forward	Carry Forward	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Type		or Carry Forward Rule		Offering Price Per Unit			Fee	Form Type	File Number	Initial Effective Date
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share		5,000,000	4	20,000,000	0.0001381	2762	F-1
	Equity	Preferred Stock, par value $0.001 per share
	Debt	Debt Securities
	Other	Depository Shares
	Other	Warrants
	Other	Subscription Rights
	Other	Purchase Contracts
	Other	Units
Fees Previously Paid	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-					-	-	-	-
	Total Offering Amounts					20,000,000		2762
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							2762

(1) Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option, if any. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.